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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:                   Investor Contact:
Sylvia Chansler                  John Buckley
MindArrow Systems                Brainerd Communicators
949-215-8356                     212-986-6667
schansler@mindarrow.com          buckley@braincomm.com


                MindArrow Receives $3.6 Million Of Seized Assets

ALISO VIEJO, Calif., Oct. 5, 2001 - MindArrow Systems Inc. (Nasdaq: ARRW), a provider of direct digital communications software and services, today announced that it has received approximately $3.6 million in cash from the Asset Forfeiture Division of the U.S. Attorney's Office. These funds represent cash seized from individuals who obtained and sold the company's stock certificates illegally in 1999 and early 2000. As previously announced, authorities seized cash and property from the perpetrators, who have pled guilty to the theft of MindArrow shares and agreed to pay restitution as part of their plea arrangement. The assets were distributed pursuant to civil forfeiture proceedings.

"We appreciate the efforts of our current transfer agent as well as our accountants and attorneys in assisting the company in this matter," stated Robert Webber, president and CEO, MindArrow Systems. "We are especially grateful for the prompt action taken by the FBI, the U.S. Attorney's Office and the Department of Justice in seizing these illegally-obtained funds and returning the money to our company. We also want to thank our employees, shareholders, investors and clients for standing by the company throughout this ordeal. Our company was the victim of a unique fraud, and we look forward to putting this matter behind us and continuing to grow our business."

As a result of the recovery of the $3.6 million in cash, the company will issue an aggregate of 764,222 shares of common stock back to two company shareholders who in February 2001 surrendered approximately 1.1 million shares of common stock for cancellation to offset the fraudulently issued shares. In February 2001, as previously announced, the company agreed to return shares to the two shareholders at the rate of one share for each $4.50 in property or cash recovered by the company up to the 1.1 million shares previously surrendered and cancelled.

Due to the uncertainty over the timing of the release of the funds and the amount that would be returned, the company successfully secured $2.05 million in bridge financing during September.
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Of that amount, $1.5 million will be immediately repaid, and the remaining
$550,000 will be paid March 31, 2002 unless, at the election of the note holders, earlier payment is demanded or the notes are converted into common stock. The conversion rate is one share of common stock for every $1.00 in principal converted.

MindArrow will be conducting a shareholder teleconference to discuss these and other issues relating to recent progress of the company's business. The call will take place on Monday, October 8, 2001 at 12:00 p.m. Eastern Time. Investors can access the teleconference by dialing 1-888-214-7575 within the U.S. or 212-346-0100 outside the U.S.

About MindArrow Systems

MindArrow Systems Inc., with headquarters in Aliso Viejo, Calif., provides direct digital marketing software and services that help companies reduce costs, improve response rates and shorten sales cycles by automating and enhancing
their sales and marketing communications.   MindArrow's patented and patent-
pending technologies instantly deliver interactive multimedia including HTML, audio, streaming video and animation combined with the in-depth information of digital documents and e-commerce capabilities. MindArrow's integrated communications platform allows businesses to create, manage, deliver and track complete email marketing campaigns and individual 1-to-1 sales communications using multimedia messages that are engaging, personalized, measurable and consistently branded. The company recently announced the acquisition of Radical Communication, which has added to MindArrow's technology base and market share.

The combined company's customer base includes over 150 leading companies including Oracle, Northwest Airlines, Accenture (formerly Andersen Consulting), Johnson & Johnson, Toyota, Disney, Microsoft, Ceridian Corporation and the NBA (National Basketball Association). MindArrow's solutions can also augment traditional customer relationship management (CRM) systems by establishing a more effective line of communication between a company and its customers - using the right media to deliver the right message at the right time.

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Certain statements contained in this press release may be deemed to be forward-
looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Information on these and additional factors that could affect MindArrow Systems and its financial results is included in the company's annual report on Form 10-K for the year ended September 30, 2000 and its other periodic filings with the Securities and Exchange Commission. MindArrow Systems undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.